EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2023 Results

EDINBURG, Va., Nov. 03, 2023 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced third quarter 2023 financial and operating results.

Third Quarter 2023 Highlights

  Glo Fiber constructed its 200,000th home and business passing during the quarter and now has over 202,000 passings.
  Glo Fiber Markets added approximately 4,500 subscribers; 13.9% higher than the third quarter of 2022 and 12.5% higher than the second quarter 2023.
  Consolidated revenue grew 7.3% to $71.8 million compared to the third quarter of 2022. Glo Fiber Markets revenue grew 90.5% to $9.3 million and Broadband revenue grew 8.1% to $67.4 million over the same period.
  Consolidated net income was $1.6 million in the third quarter of 2023, compared with net loss of $2.7 million in the third quarter of 2022.
  Consolidated Adjusted EBITDA grew 20.5% to $22.9 million compared to the third quarter of 2022. Broadband Adjusted EBITDA grew 19.4% to $26.6 million over the same period.

“We are very pleased with the continued growth for our Glo Fiber Markets, reflected in a new milestone in number of passings and the growth in subscribers and revenue. Glo Fiber’s accelerating growth and increased scale contributed to solid financial results for the quarter, and reflected ongoing success of execution of our Fiber First strategy,” said President and CEO, Christopher E. French. “This progress, along with our previously announced planned acquisition of Horizon Telcom, position us well to deliver long term value to our shareholders.”

Shentel’s third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Friday, November 3, 2023. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Third Quarter 2023 Results

  Revenue in the third quarter of 2023 grew 7.3% to $71.8 million compared with the third quarter of 2022, due to Broadband segment revenue growth of 8.1%.
  Net income per share was $0.03 in the third quarter of 2023 compared with net loss per share of $0.05 in the third quarter of 2022.
  Adjusted EBITDA grew 20.5% to $22.9 million in the third quarter of 2023 compared with $19.0 million in the third quarter of 2022 due to Broadband segment growth of 19.4%.

Broadband

  Total Cable Markets and Glo Fiber Markets broadband data Revenue Generating Units (“RGUs”) as of September 30, 2023 were 146,797, representing 12.7% year-over-year growth. Penetration for Cable Markets and Glo Fiber Markets as of September 30, 2023 were 51% and 18%, respectively, compared to 52% and 16%, respectively, as of September 30, 2022. Total Glo Fiber Markets passings grew year-over-year by 71,742 from 130,912 to 202,654.
  Broadband revenue in the third quarter of 2023 grew $5.1 million, or 8.1%, to $67.4 million compared with $62.4 million in the third quarter of 2022, primarily driven by a $4.4 million, or 90.5%, increase in Residential & Small and Medium Business (“SMB”) - Glo Fiber Markets revenue and a $0.9 million, or 9.4%, increase in Commercial Fiber revenue. Residential & SMB - Glo Fiber Markets increased due to a 77.2% increase in broadband data RGUs and a 5.8% increase in broadband data Average Revenue per User (“ARPU”). Commercial Fiber revenue increased $0.9 million, or 9.4%, primarily driven by $0.5 million in recurring revenue driven by 16.3% increase in connections and $0.4 million in T-Mobile non-recurring early termination fees. T-Mobile disconnected 71 backhaul circuits during the three months ended September 30, 2023 as part of their previously announced rationalization of the former Sprint network. The Company expects approximately 80 additional backhaul disconnects as part of the network rationalization.
  Cost of services for the three months ended September 30, 2023 was consistent with cost of services for the three months ended September 30, 2022.
  Selling, general and administrative expense increased $0.7 million, or 4.8%, compared with the three months ended September 30, 2022, primarily driven by higher advertising costs associated with the Company’s expansion of Glo Fiber and a change in strategy to drive more gross subscriber additions to low cost sales channels.
  Shentel recorded impairment charges of $1.5 million during the three months ended September 30, 2023, compared with $0.5 million of impairment charges for the three months ended September 30, 2022. Impairment charges were primarily a result of Beam fixed wireless assets that are no longer expected to be used and have no alternative use.
  Depreciation and amortization expense decreased $1.1 million, or 6.3%, compared with the three months ended September 30, 2022, primarily driven by the acceleration of depreciation associated with assets at Beam sites for the three months ended September 30, 2022, with no corresponding accelerated depreciation during the current period.
  Broadband operating income was $9.3 million in the third quarter of 2023, compared to $4.8 million in the third quarter of 2022.
  Broadband Adjusted EBITDA was $26.6 million in the third quarter of 2023 compared to $22.2 million in the third quarter of 2022.

Tower

  Revenue for the three months ended September 30, 2023 was consistent with revenue for the three months ended September 30, 2022.
  Tower operating income was $2.1 million in the third quarter of 2023, compared to $2.6 million in the third quarter of 2022.
  Tower Adjusted EBITDA in the third quarter of 2023 decreased 12.8% to $2.6 million, compared with $3.0 million for the third quarter of 2022 primarily driven by higher maintenance expenses.

Other Information

  As previously announced, on October 24, 2023, Shentel entered into a definitive agreement to acquire 100% of the equity interests in Horizon Acquisition Parent LLC for $385 million. Consideration will consist of $305 million in cash and $80 million of Shentel common stock.
  As of September 30, 2023, our cash and cash equivalents totaled $36.0 million and the availability under our delayed draw term loans and revolving line of credit was $250.0 million, for total available liquidity of $286.0 million. We expect to draw the remaining $150.0 million in delayed draw term loans by December 31, 2023.
  Capital expenditures were $190.4 million for the nine months ended September 30, 2023 compared with $132.4 million in the comparable 2022 period. The $58.0 million increase in capital expenditures was primarily due to higher spending in the Broadband segment to enable our Glo Fiber market expansion.
  On July 6, 2023, the Company closed on the sale of its 2.5 GHz spectrum for $17.3 million in cash and $3.8 million in assumed liabilities.

Earnings Call Webcast

Date: Friday, November 3, 2023
Time: 8:30 A.M. (ET)
Listen via Internet: https://investor.shentel.com/

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art cable and fiber optic networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and voice; fiber optic Ethernet, wavelength and leasing; and tower colocation leasing. The Company owns an extensive regional network with over 9,300 route miles of fiber and 220 macro cellular towers. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, the ability to obtain the required regulatory approvals and satisfy the closing conditions required for the Transaction, Shentel's ability to obtain the financing for the Transaction, the closing of the Transaction may not occur on time or at all, the expected savings and synergies from the Transaction may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Service revenue and other	$71,842	$66,924	$214,869	$197,359
Operating expenses:
Cost of services exclusive of depreciation and amortization	27,751	27,477	80,394	80,572
Selling, general and administrative	24,402	22,227	76,702	69,152
Restructuring expense	—	641	—	1,031
Impairment expense	1,532	477	2,552	4,884
Depreciation and amortization	16,670	17,873	48,637	47,008
Total operating expenses	70,355	68,695	208,285	202,647
Operating income (loss)	1,487	(1,771)	6,584	(5,288)
Other income (expense):
Other income (expense), net	826	(1,208)	2,120	(1,967)
Income (loss) before income taxes	2,313	(2,979)	8,704	(7,255)
Income tax expense (benefit)	720	(251)	3,255	(699)
Net income (loss)	$1,593	$(2,728)	$5,449	$(6,556)

Other comprehensive income:
Unrealized income on interest rate hedge, net of tax	1,115	—	3,242	—
Comprehensive income (loss)	$2,708	$(2,728)	$8,691	$(6,556)

Net income (loss) per share, basic and diluted:
Basic net income (loss) per share	$0.03	$(0.05)	$0.11	$(0.13)

Diluted net income (loss) per share	$0.03	$(0.05)	$0.11	$(0.13)

Weighted average shares outstanding, basic	50,379	50,183	50,346	50,153
Weighted average shares outstanding, diluted	50,836	50,183	50,623	50,153

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$35,966	$44,061
Accounts receivable, net of allowance for doubtful accounts of $767 and $776, respectively	18,851	20,615
Income taxes receivable	4,647	29,755
Prepaid expenses and other	14,394	11,509
Current assets held for sale	596	22,622
Total current assets	74,454	128,562
Investments	12,918	12,971
Property, plant and equipment, net	822,494	687,553
Goodwill and intangible assets, net	81,187	81,515
Operating lease right-of-use assets	51,832	53,859
Deferred charges and other assets	15,825	13,259
Total assets	$1,058,710	$977,719
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$2,412	$648
Accounts payable	43,360	49,173
Advanced billings and customer deposits	13,120	12,425
Accrued compensation	10,640	9,616
Current operating lease liabilities	3,126	2,829
Accrued liabilities and other	11,763	17,906
Current liabilities held for sale	—	3,824
Total current liabilities	84,421	96,421
Long-term debt, less current maturities, net of unamortized loan fees	147,494	74,306
Other long-term liabilities:
Deferred income taxes	88,938	84,600
Asset retirement obligations	9,942	9,932
Benefit plan obligations	3,972	3,758
Non-current operating lease liabilities	49,502	50,477
Other liabilities	20,078	20,218
Total other long-term liabilities	172,432	168,985
Commitments and contingencies (Note 13)
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 50,264 and 50,110 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid in capital	65,118	57,453
Retained earnings	586,003	580,554
Accumulated other comprehensive income, net of taxes	3,242	—
Total shareholders’ equity	654,363	638,007
Total liabilities and shareholders’ equity	$1,058,710	$977,719

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$5,449	$(6,556)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,637	47,008
Stock-based compensation expense, net of amount capitalized	8,364	7,299
Impairment expense	2,552	4,884
Deferred income taxes	3,211	(1,374)
Bad debt expense	1,837	1,252
Gain on sale of FCC spectrum licenses	(1,328)	—
Other, net	439	1,638
Changes in assets and liabilities:
Accounts receivable	1,407	1,157
Current income taxes	25,108	731
Operating lease assets and liabilities, net	512	618
Other assets	2,515	(1,056)
Accounts payable	(3,431)	(608)
Other deferrals and accruals	(3,583)	1,212
Net cash provided by operating activities	91,689	56,205

Cash flows from investing activities:
Capital expenditures	(190,354)	(132,357)
Proceeds from the sale of FCC spectrum licenses	17,300	—
Proceeds from sale of investments	—	793
Proceeds from sale of assets and other	566	922
Net cash used in investing activities	(172,488)	(130,642)

Cash flows from financing activities:
Proceeds from credit facility borrowings	75,000	25,000
Payments for debt issuance costs	(300)	—
Taxes paid for equity award issuances	(1,317)	(986)
Payments for financing arrangements and other	(679)	(888)
Net cash provided by financing activities	72,704	23,126
Net decrease in cash and cash equivalents	(8,095)	(51,311)
Cash and cash equivalents, beginning of period	44,061	84,344
Cash and cash equivalents, end of period	$35,966	$33,033

Supplemental Disclosures of Cash Flow Information
Interest paid	$5,424	$243
Income tax refunds received, net	$25,481	$—

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net income (loss) calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Three Months Ended September 30, 2023
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$10,630	$2,097	$(11,134)	$1,593
Depreciation and amortization	15,729	549	392	16,670
Impairment expense	1,532	—	—	1,532
Other expense (income), net	(1,323)	—	497	(826)
Income tax benefit	—	—	720	720
Stock-based compensation	—	—	2,044	2,044
Restructuring charges and other	3	—	1,143	1,146
Adjusted EBITDA	$26,571	$2,646	$(6,338)	$22,879

Adjusted EBITDA margin	39%	57%	N/A	32%

Three Months Ended September 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$4,752	$2,590	$(10,070)	$(2,728)
Depreciation and amortization	16,791	445	637	17,873
Impairment expense	477	—	—	477
Other expense (income), net	58	—	1,150	1,208
Income tax benefit	—	—	(251)	(251)
Stock-based compensation	—	—	1,771	1,771
Restructuring charges and other	169	—	472	641
Adjusted EBITDA	$22,247	$3,035	$(6,291)	$18,991

Adjusted EBITDA margin	36%	65%	N/A	28%

Nine Months Ended September 30, 2023
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$31,517	$7,005	$(33,073)	$5,449
Depreciation and amortization	45,902	1,600	1,135	48,637
Impairment expense	2,552	—	—	2,552
Other expense (income), net	(1,199)	—	(921)	(2,120)
Income tax benefit	—	—	3,255	3,255
Stock-based compensation	—	—	8,364	8,364
Restructuring charges and other	205	—	1,373	1,578
Adjusted EBITDA	$78,977	$8,605	$(19,867)	$67,715

Adjusted EBITDA margin	39%	62%	N/A	32%

Nine Months Ended September 30, 2022
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Net income (loss)	$16,921	$7,628	$(31,105)	$(6,556)
Depreciation and amortization	42,724	1,562	2,722	47,008
Impairment expense	4,884	—	—	4,884
Other expense (income), net	177	—	1,790	1,967
Income tax benefit	—	—	(699)	(699)
Stock-based compensation	—	—	7,299	7,299
Restructuring charges and other	629	—	402	1,031
Adjusted EBITDA	$65,335	$9,190	$(19,591)	$54,934

Adjusted EBITDA margin	36%	65%	N/A	28%

Segment Results

Three Months Ended September 30, 2023:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$43,679	$—	$—	$43,679
Residential & SMB - Glo Fiber Markets[1]	9,325	—	—	9,325
Commercial Fiber	10,415	—	—	10,415
Tower lease	—	4,608	—	4,608
RLEC & Other	3,815	—	—	3,815
Service revenue and other	67,234	4,608	—	71,842
Intercompany revenue and other	215	36	(251)	—
Total revenue	67,449	4,644	(251)	71,842
Operating expenses
Cost of services	26,266	1,694	(209)	27,751
Selling, general and administrative	14,615	304	9,483	24,402
Impairment expense	1,532	—	—	1,532
Depreciation and amortization	15,729	549	392	16,670
Total operating expenses	58,142	2,547	9,666	70,355
Operating income (loss)	$9,307	$2,097	$(9,917)	$1,487

Three Months Ended September 30, 2022:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$43,805	$—	$—	$43,805
Residential & SMB - Glo Fiber Markets[1]	4,895	—	—	4,895
Commercial Fiber	9,522	—	—	9,522
Tower lease	—	4,610	—	4,610
RLEC & Other	4,139	—	—	4,139
Service revenue and other	62,361	4,610	—	66,971
Intercompany revenue and other	25	67	(139)	(47)
Total revenue	62,386	4,677	(139)	66,924
Operating expenses
Cost of services	26,193	1,384	(100)	27,477
Selling, general and administrative	13,946	258	8,023	22,227
Restructuring expense	169	—	472	641
Impairment expense	477	—	—	477
Depreciation and amortization	16,791	445	637	17,873
Total operating expenses	57,576	2,087	9,032	68,695
Operating income (loss)	$4,810	$2,590	$(9,171)	$(1,771)

Nine Months Ended September 30, 2023:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$132,838	$—	$—	$132,838
Residential & SMB - Glo Fiber Markets[1]	24,492	—	—	24,492
Commercial Fiber	32,366	—	—	32,366
Tower lease	—	13,861	—	13,861
RLEC & Other	11,312	—	—	11,312
Service revenue and other	201,008	13,861	—	214,869
Intercompany revenue and other	321	112	(433)	—
Total revenue	201,329	13,973	(433)	214,869
Operating expenses
Cost of services	76,447	4,265	(318)	80,394
Selling, general and administrative	46,110	1,103	29,489	76,702
Impairment expense	2,552	—	—	2,552
Depreciation and amortization	45,902	1,600	1,135	48,637
Total operating expenses	171,011	6,968	30,306	208,285
Operating income (loss)	$30,318	$7,005	$(30,739)	$6,584

Nine Months Ended September 30, 2022:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB - Cable Markets[1]	$131,141	$—	$—	$131,141
Residential & SMB - Glo Fiber Markets[1]	12,371	—	—	12,371
Commercial Fiber	27,924	—	—	27,924
Tower lease	—	13,971	—	13,971
RLEC & Other	11,952	—	—	11,952
Service revenue and other	183,388	13,971	—	197,359
Intercompany revenue and other	124	255	(379)	—
Total revenue	183,512	14,226	(379)	197,359
Operating expenses
Cost of services	76,801	4,054	(283)	80,572
Selling, general and administrative	41,376	982	26,794	69,152
Restructuring expense	629	—	402	1,031
Impairment expense	4,884	—	—	4,884
Depreciation and amortization	42,724	1,562	2,722	47,008
Total operating expenses	166,414	6,598	29,635	202,647
Operating income (loss)	$17,098	$7,628	$(30,014)	$(5,288)

_________________________________________
1 Shentel has presented Residential & SMB - Cable Markets and Residential & SMB - Glo Fiber Markets separately for the three and nine months ended September 30, 2023. These revenues were previously reported in one line under the description “Residential & SMB”. Shentel has amended the presentation for the three and nine months ended September 30, 2022 for comparability.

Supplemental Information

Broadband Operating Statistics

	September 30, 2023	September 30, 2022
Broadband homes and businesses passed [1]	415,971	342,741
Cable Markets	213,317	211,829
Glo Fiber Markets	202,654	130,912

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Broadband Data	146,797	130,238
Cable Markets	109,404	109,132
Glo Fiber Markets	37,393	21,106
Video	44,050	48,092
Voice	40,699	39,801
Total Residential & SMB RGUs (excludes RLEC)	231,546	218,131

Residential & SMB Penetration [2]
Broadband Data	35.3%	38.0%
Cable Markets	51.3%	51.5%
Glo Fiber Markets	18.5%	16.1%
Video	10.6%	14.0%
Voice	10.2%	12.2%

Fiber route miles	9,387	8,072
Total fiber miles [3]	813,273	622,095

______________________________________________________
1 Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
2 Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
3 Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Residential and SMB Revenue:
Broadband	$35,096	$30,670	$102,422	$88,887
Cable Markets	26,977	26,502	81,422	78,488
Glo Fiber Markets	8,119	4,168	21,000	10,399
Video	14,077	14,914	43,133	45,465
Voice	3,062	3,041	9,146	8,951
Discounts, adjustments and other	769	75	2,629	209
Total Revenue	$53,004	$48,700	$157,330	$143,512

Average RGUs:
Broadband Data	144,510	127,579	140,420	123,271
Cable Markets	109,364	108,481	109,612	107,603
Glo Fiber Markets	35,146	19,098	30,808	15,668
Video	44,385	48,456	45,294	49,016
Voice	40,605	39,659	40,254	37,653

ARPU: [1]
Broadband	$80.95	$80.05	$81.02	$80.03
Cable Markets	$82.22	$81.43	$82.54	$81.05
Glo Fiber Markets	$77.00	$72.75	$75.74	$73.74
Video	$105.72	$102.59	$105.81	$103.06
Voice	$25.14	$25.56	$25.24	$26.41

______________________________________________________
1 Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.

Tower Operating Statistics

	September 30, 2023	September 30, 2022
Macro tower sites	220	222
Tenants	446	457
Average tenants per tower	2.0	2.0